Exhibit 99.1

Alico, Inc. Announces Financial Results for the Second Quarter and Six Months Ended March 31, 2023

Fort Myers, FL, May 4, 2023 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the second quarter of fiscal year 2023 and the six months ended March 31, 2023, the highlights of which are as follows:

•
Company reports net loss attributable to Alico, Inc. common stockholders of $7.8 million and EBITDA of ($3.2) million for second fiscal quarter of 2023. The Company reports adjusted net loss attributable to Alico, Inc. common stockholders of $12.3 million and Adjusted EBITDA of ($7.8) million for the second fiscal quarter of 2023.
•
Box production is down from the previous year due to greater fruit drop from the impacts of Hurricane Ian.
•
The Company has received approximately $13.7 million in crop insurance proceeds through April 30, 2023, of which approximately $4.8 million was received through March 31, 2023.
•
Ranch land sales continued with the Company selling approximately 279 acres of the Alico Ranch to several third parties for approximately $1.6 million in gross proceeds.
•
The Company has approximately $73.6 million of undrawn credit available under its two lines of credit as of March 31, 2023.
•
Balance sheet remains strong with a working capital ratio of 2.58 to 1.00.

Results of Operations

For the six months ended March 31, 2023, the Company reported net loss attributable to Alico common stockholders of approximately $10.9 million, compared to net income attributable to Alico common stockholders of approximately $30.8 million for the six months ended March 31, 2022. For the six months ended March 31, 2023, the Company had loss of $1.44 per diluted common share, compared to earnings of $4.08 per diluted common share for the six months ended March 31, 2022. This was primarily due to (i) the timing of the gains on sale of real estate, property and equipment and assets held for sale; and (ii) a decrease in the gross profit primarily due to the lower revenue as a result of the reduced fruit production due to the accelerated fruit drop caused by the impacts of Hurricane Ian. In addition, the Company experienced cost increases in fertilizer, herbicide, labor, and fuel in maintaining its groves. These cost increases coupled with lower box production for both the Early and Mid-Season and the Valencia harvest resulted in a higher cost of sales per box as compared to the same period in the prior year.

For the six months ended March 31, 2023, the Company earned EBITDA of ($2.3) million, compared to $43.6 million for the six months ended March 31, 2022. Adjusted EBITDA for the six months ended March 31, 2023 and March 31, 2022 was approximately ($11.2) million and $7.7 million, respectively.

For the six months ended March 31, 2023, the Company had a net loss per diluted share of $1.44 as compared to net earnings per share of $4.08 per diluted share for the six months ended March 31, 2022. When both periods are adjusted for certain items, including gains on sale of real estate, Federal relief proceeds from the 2017 Hurricane Irma and 2022 Hurricane Ian insurance proceeds and net realizable value adjustment, the Company had an adjusted net loss of $2.46 per diluted common share for the six months ended March 31, 2023, compared to an adjusted net loss of $0.18 per diluted common share for the six months ended March 31, 2022.

These financial results also reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's gross profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended March 31,			Six Months Ended March 31,
	2023	2022	Change	2023	2022	Change

Net (loss) income attributable to Alico, Inc. common stockholders	$(7,787)	$20,702	$(28,489)	$(10,937)	$30,833	$(41,770)
Earnings per diluted common share	$(1.02)	$2.74	$(3.76)	$(1.44)	$4.08	$(5.52)
EBITDA (1)	$(3,150)	$31,983	$(35,133)	$(2,285)	$43,551	$(45,836)
Adjusted EBITDA (1)	$(7,795)	$5,290	$(13,085)	$(11,237)	$7,661	$(18,898)
Net cash provided by (used in) operating activities	$2,555	$18,406	$(15,851)	$(7,110)	$8,798	$(15,908)

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures presented in this release to their most directly comparable GAAP measures.

Alico Citrus Division Results

Citrus production for the three and six months ended March 31, 2023 and 2022 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Three Months Ended				Six Months Ended
	March 31,		Change		March 31,		Change
	2023	2022	Unit	%	2023	2022	Unit	%
Boxes Harvested:
Early and Mid-Season	174	1,348	(1,174)	(87.1)%	979	2,175	(1,196)	(55.0)%
Valencias	1,254	1,883	(629)	(33.4)%	1,254	1,883	(629)	(33.4)%
Total Processed	1,428	3,231	(1,803)	(55.8)%	2,233	4,058	(1,825)	(45.0)%
Fresh Fruit	4	19	(15)	(78.9)%	40	88	(48)	(54.5)%
Total	1,432	3,250	(1,818)	(55.9)%	2,273	4,146	(1,873)	(45.2)%

Pound Solids Produced:
Early and Mid-Season	849	7,013	(6,164)	(87.9)%	4,586	11,034	(6,448)	(58.4)%
Valencias	6,560	9,781	(3,221)	(32.9)%	6,560	9,781	(3,221)	(32.9)%
Total	7,409	16,794	(9,385)	(55.9)%	11,146	20,815	(9,669)	(46.5)%

Pound Solids per Box
Early and Mid-Season	4.88	5.20	(0.32)	(6.2)%	4.68	5.07	(0.39)	(7.7)%
Valencias	5.23	5.19	0.04	0.7%	5.23	5.19	0.04	0.7%

Price per Pound Solids:
Early and Mid-Season	$2.79	$2.55	$0.24	9.2%	$2.61	$2.56	$0.05	2.0%
Valencias	$2.73	$2.64	$0.09	3.4%	$2.73	$2.64	$0.09	3.4%

For the six months ended March 31, 2023, Alico Citrus harvested approximately 2.3 million boxes of fruit, a decrease of approximately 45% from the same period of the prior fiscal year. The decrease was primarily due to a reduction in both the Early and Mid-Season Harvest and the Valenica harvest. The Early and Mid-Season harvest, which has been completed, and was down 55% in boxes harvested as compared to the prior year. The Valencia harvest commenced in February and, as of March 31, 2023, the boxes harvested was down approximately 33% compared to the same period in the prior year. The harvest was completed by the end of April and is lower than prior year. The overall decrease in the number of boxes harvested and revenues generated from the Early and Mid-Season and Valencia fruit for the 2023 harvest, as compared to the 2022 harvest, is primarily due to the increased rate of fruit drop caused by the impact of Hurricane Ian. The Company’s average realized/blended price per pound solids for the six months ended March 31, 2023 increased by approximately 3.1%, as compared to the same period of the prior fiscal year. The Company anticipates market prices in the 2022/2023 harvest season to be consistent with the 2021/2022 season’s market prices, largely due to low levels of inventory stocks at the juice processors and a tighter global supply for oranges.

Land Management and Other Operations Division Results

Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties and other miscellaneous income.

Income from operations for the Land Management and Other Operations Division decreased for the six months ended March 31, 2023 by $0.4 million, compared to the six months ended March 31, 2022. This decrease was primarily driven by timing of the revenues related to mining operations, as well as a reduction in the leased acreage relating to grazing and hunting leases, due to the sale of certain acres which were previously included under these lease arrangements, thus resulting in fewer acres now being leased under these grazing and hunting leases.

Management Comment

John Kiernan, President and Chief Executive Officer, commented, “Alico, along with the Florida Citrus industry, has experienced significant reductions in revenue due to having less fruit available for sale as a result of the impacts of Hurricane Ian. The April 11, 2023 USDA Citrus Crop Forecast estimates a 61% decline in the Florida Orange box production, as compared to the prior year. As we enter the second half of our fiscal year, with the 2022-2023 harvest season behind us, the Alico management team is focused on the caretaking of our groves and preparing them for the 2023-2024 harvest. Based upon prior experience with storms of this nature, we anticipate it may take up to two full seasons, or more, for our groves to recover to pre-hurricane production levels.

“As we have reported previously, we maintain crop insurance on all of our groves, and in addition to the approximately $4.8 million received in the quarter ended March 31, 2023, in the month of April we have received additional crop insurance proceeds of approximately $8.9 million. We have additional claims pending and have been working closely with our insurers and adjusters to determine the remaining amount of insurance recovery we may be entitled to.

“In December 2022 the federal government passed into law the Consolidated Appropriations Act, and funds were earmarked for disaster relief; however, the mechanism of the funding is still unclear, and additional legislation has been introduced to allow the funding to follow the mechanism established for Hurricane Irma relief funds. We continue working with Florida Citrus Mutual, the industry trade group, and government agencies on the federal relief programs available under the Act; however, we cannot determine the amount of any relief the Company may be eligible for.

“Alico has been able to navigate through the impacts of Hurricane Ian and unseasonably warm and dry weather over the past several months only through the investments and actions that the Company has taken over the past several years.”

Mr. Kiernan continued, “The Company continues to engage with interested third parties on certain parcels of ranch land at prices we continue to believe are competitive. Through March 31, 2023 we have sold approximately 888 acres, for net proceeds of approximately $4.9 million. The company has approximately 19,000 acres of the Alico Ranch remaining. Also, in April 2023 we closed on a very small citrus grove purchase that is contiguous with one of our groves.

“In 2022, we began testing a new application of the Citrus Greening therapy Oxytetracycline (“OTC”), which is used in citrus and other crops. After a review of the new application method by the U.S. Environmental Protection Agency, the Florida Department of Agriculture and Consumer Services granted a special local-need registration on October 28, 2022. We began treating our trees on January 16, 2023, as the product and application devices became available, and treated approximately ten percent of our trees as of March 31, 2023. The extent of any benefit of the OTC application will not be measurable until the completion of the fiscal year 2024 harvest. Although not a cure for citrus greening, this OTC application mitigates some of the impacts of citrus greening and has shown to decrease the rate of fruit drop and improve fruit quality.”

Other Corporate Financial Information

General and administrative expense for the six months ended March 31, 2023 was approximately $5.2 million, compared to approximately $5.1 million for the six months ended March 31, 2022. The increase was primarily due to an increase in legal fees, which was partially offset by lower stock compensation expenses.

Other income (expense), net for the six months ended March 31, 2023 and 2022 was approximately $2.4 million and approximately $33.3 million, respectively. The decrease in other income, net, is primarily due to gains on sale of real estate, property and equipment and assets held for sale of approximately $4.8 million relating to the sale during the six months ended March 31, 2023 of approximately 888 acres, in the aggregate, from the Alico ranch to several third parties. By comparison, for the six months ended March 31, 2022, the Company recognized gains of approximately $35.0 million relating to the sale of real estate, property and equipment and assets held for sale. Additionally, an increase in interest expense of approximately $0.7 million for the six months ended March 31, 2023, as compared to the six months ended March 31, 2022, was the result of an increase in borrowings under the working capital line of credit, and an increase in interest rates on its variable rate term debt and the variable rate interest on the line of credit.

Dividend

On April 14, 2023 the Company paid a second quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of March 31, 2023.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•
The Company’s working capital was approximately $22.7 million at March 31, 2023, representing a 2.58 to 1.00 ratio.
•
The Company maintains a solid debt-to-equity ratio. At March 31, 2023, September 30, 2022, and September 30, 2021, the ratios were 0.53 to 1.00, 0.45 to 1.00, and 0.50 to 1.00, respectively.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which include land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as

“will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: adverse weather conditions, natural disasters and other natural conditions, including the effects of climate change; damage and loss to our citrus groves from disease including but not limited to citrus greening and citrus canker; hurricanes and tropical storms given our geographic concentration in Florida; any adverse event affecting our citrus business; our ability to maintain our market share in a highly competitive business; our dependency on our relationship with Tropicana and Tropicana’s relationship with certain third parties; heightened risks as a result of the sale of a majority of ownership of Tropicana to a French private equity firm; supply and demand pricing; development and execution of our strategic growth initiatives; product contamination and product liability claims; water use regulations restricting our access to water; changes in immigration laws; risks associated with acquisition of additional agricultural assets and other businesses; adverse impacts from dispositions of our assets; harm to our reputation; tax risks associated with a “Section 1031 Exchange”; undertaking one or more significant corporate transactions; seasonality of our citrus business; significant competition in our agricultural operations; fluctuations in our earnings as a result of market supply and prices and demand for our products; climate change, or legal, regulatory or market measures to address climate change and sustainability; increases in labor, personnel and benefits costs; increases in commodity or raw product costs, such as fuel and chemical costs; transportation risks; any change or the classification or valuation methods employed by county property appraisers related to our real estate taxes; any weakness or instability in the real estate industry; liability for the use of fertilizers, pesticides, herbicides and other potentially hazardous substances; compliance with applicable environmental laws; loss of key employees; material weaknesses and other control deficiencies, including as a result of restatement of our financial statements as of September 30, 2021, and the end of certain quarterly periods; the impact of any restatements and any resulting investigations, legal or administrative proceedings; the effect of inflation on our operations, including as a result of the conflict in Ukraine; increased costs as a result of being a public company; system security risks; the COVID-19 pandemic; any harm by natural disasters or epidemics; our indebtedness and ability to generate sufficient cash flow to service our debt obligations; higher interest expenses as a result of variable rates of interest for our debt; our ability to continue to pay cash dividends; and risks related with repurchases. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those Risks Factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, and our Quarterly Reports on Form 10-Q. Except as required by law, we do not undertake an obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.

Investor Contact:

Investor Relations

(239) 226-2060

InvestorRelations@alicoinc.com

Perry Del Vecchio

Chief Financial Officer

(239) 226-2000

pdelvecchio@alicoinc.com

ALICO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31,	September 30,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$148	$865
Accounts receivable, net	8,970	324
Inventories	23,407	27,682
Income tax receivable	2,855	1,116
Assets held for sale	159	205
Prepaid expenses and other current assets	1,434	1,424
Total current assets	36,973	31,616
Property and equipment, net	369,101	372,479
Goodwill	2,246	2,246
Other non-current assets	3,241	2,914
Total assets	$411,561	$409,255

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,017	$3,366
Accrued liabilities	3,785	9,062
Long-term debt, current portion	1,629	3,035
Other current liabilities	880	1,062
Total current liabilities	14,311	16,525
Long-term debt:
Principal amount, net of current portion	103,550	103,661
Less: deferred financing costs, net	(684)	(748)
Long-term debt less current portion and deferred financing costs, net	102,866	102,913
Lines of credit	21,122	4,928
Deferred income tax liabilities, net	35,641	35,589
Other liabilities	300	435
Total liabilities	174,240	160,390
Commitments and Contingencies (Note 12)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,599,492 and 7,586,995 shares outstanding at March 31, 2023 and September 30, 2022, respectively	8,416	8,416
Additional paid in capital	19,985	19,784
Treasury stock, at cost, 816,653 and 829,150 shares held at March 31, 2023 and September 30, 2022, respectively	(27,616)	(27,948)
Retained earnings	231,793	243,490
Total Alico stockholders' equity	232,578	243,742
Noncontrolling interest	4,743	5,123
Total stockholders' equity	237,321	248,865
Total liabilities and stockholders' equity	$411,561	$409,255

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Operating revenues:
Alico Citrus	$20,937	$49,032	$31,205	$63,780
Land Management and Other Operations	357	609	677	1,198
Total operating revenues	21,294	49,641	31,882	64,978
Operating expenses:
Alico Citrus	27,520	45,490	41,815	58,876
Land Management and Other Operations	102	152	196	292
Total operating expenses	27,622	45,642	42,011	59,168
Gross (loss) profit	(6,328)	3,999	(10,129)	5,810
General and administrative expenses	2,667	2,538	5,176	5,122
(Loss) income from operations	(8,995)	1,461	(15,305)	688
Other income (expense), net:
Interest expense	(1,274)	(870)	(2,422)	(1,771)
Gain on sale of real estate, property and equipment and assets held for sale	1,574	26,604	4,763	35,049
Other income, net	30	1	30	10
Total other income, net	330	25,735	2,371	33,288
(Loss) income before income taxes	(8,665)	27,196	(12,934)	33,976
Income tax (benefit) provision	(534)	6,579	(1,617)	3,279
Net (loss) income	(8,131)	20,617	(11,317)	30,697
Net loss attributable to noncontrolling interests	344	85	380	136
Net (loss) income attributable to Alico, Inc. common stockholders	$(7,787)	$20,702	$(10,937)	$30,833
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$(1.02)	$2.74	$(1.44)	$4.09
Diluted	$(1.02)	$2.74	$(1.44)	$4.08
Weighted-average number of common shares outstanding:
Basic	7,599	7,552	7,596	7,543
Diluted	7,599	7,556	7,596	7,548

Cash dividends declared per common share	$0.05	$0.50	$0.10	$1.00

ALICO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended March 31,
	2023	2022
Net cash (used in) provided by operating activities:
Net (loss) income	$(11,317)	$30,697
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	7,847	7,668
Debt issue costs expense	71	85
Gain on sale of real estate, property and equipment and assets held for sale	(4,763)	(35,049)
Loss on disposal of long-lived assets	4,032	909
Inventory net realizable value adjustment	1,616	—
Deferred income tax benefit	52	(4,746)
Stock-based compensation expense	533	630
Other	18	—
Changes in operating assets and liabilities:
Accounts receivable	(8,646)	(6,422)
Inventories	2,659	10,194
Prepaid expenses	(10)	(74)
Income tax receivable	(1,739)	3,233
Other assets	211	(653)
Accounts payable and accrued liabilities	2,681	(2,015)
Income taxes payable	—	4,072
Other liabilities	(355)	269
Net cash (used in) provided by operating activities	(7,110)	8,798

Cash flows from investing activities:
Purchases of property and equipment	(8,445)	(10,428)
Acquisition of citrus groves	(29)	(136)
Net proceeds from sale of real estate, property and equipment and assets held for sale	4,927	36,657
Notes receivable	(570)	—
Change in deposits on purchase of citrus trees	6	(95)
Net cash (used in) provided by investing activities	(4,111)	25,998

Cash flows from financing activities:
Repayments on revolving lines of credit	(24,995)	(46,470)
Borrowings on revolving lines of credit	41,189	46,470
Principal payments on term loans	(1,517)	(2,143)
Exercise of stock options	—	170
Dividends paid	(4,173)	(7,533)
Net cash provided by (used in) financing activities	10,504	(9,506)

Net (decrease) increase in cash and cash equivalents and restricted cash	(717)	25,290
Cash and cash equivalents and restricted cash at beginning of the period	865	886

Cash and cash equivalents and restricted cash at end of the period	$148	$26,176

Non-GAAP Financial Measures

Adjusted EBITDA
(in thousands)
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022

Net (loss) income attributable to common stockholders	$(7,787)	$20,702	$(10,937)	$30,833
Interest expense	1,274	870	2,422	1,771
Income tax (benefit) provision	(534)	6,579	(1,617)	3,279
Depreciation, depletion, and amortization	3,897	3,832	7,847	7,668
EBITDA	(3,150)	31,983	(2,285)	43,551
Non-GAAP Adjustments:
Employee stock compensation expense(1)	72	86	220	282
Inventory net realizable value adjustment	1,616	—	1,616	—
Federal relief proceeds - Hurricane Irma	—	(175)	(1,266)	(1,123)
Insurance proceeds - Hurricane Ian	(4,759)	—	(4,759)	—
Gain on sale of real estate, property and equipment and assets held for sale	(1,574)	(26,604)	(4,763)	(35,049)
Adjusted EBITDA	$(7,795)	$5,290	$(11,237)	$7,661

(1) Includes stock compensation expense for current executives, senior management and other employees.

Adjusted (Loss) Income Per Diluted Common Share
(in thousands)
	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022

Net (loss) income attributable to common stockholders	$(7,787)	$20,702	$(10,937)	$30,833
Non-GAAP Adjustments:
Employee stock compensation expense(1)	72	86	220	282
Federal relief proceeds - Hurricane Irma	—	(175)	(1,266)	(1,123)
Inventory net realizable value adjustment	1,616	—	1,616	—
Insurance proceeds - Hurricane Ian	(4,759)	—	(4,759)	—
Gain on sale of real estate, property and equipment and assets held for sale	(1,574)	(26,604)	(4,763)	(35,049)
Tax impact(2)	84	6,435	1,191	3,700
Adjusted net (loss) income attributable to common stockholders	$(12,348)	$444	$(18,698)	$(1,357)

Diluted common shares	7,599	7,556	7,596	7,548

Adjusted net (loss) income per diluted common share	$(1.62)	$0.06	$(2.46)	$(0.18)

(1) Includes stock compensation expense for current executives, senior management and other employees.
(2) Benefit in the six-month period ended March 31, 2022 is the result of a charitable contribution related to a sales transaction with the State of Florida.

In addition to the GAAP financial measures, Alico utilizes the EBITDA, Adjusted EBITDA, and Adjusted Net (Loss) Income per Diluted Common Share which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Net (Loss) Income per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Net (Loss) Income per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.